UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 14, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2015, NET Holdings Management, LLC (the borrower), an indirect subsidiary of NextEra Energy Partners, LP (NEP), entered into an amended and restated limited-recourse senior secured variable rate loan agreement (loan agreement), pursuant to which an existing revolving loan facility was amended to, among other things, convert a loan in the amount of approximately $200 million under the existing revolving loan facility into a term loan maturing in December 2020. Under the terms of the loan agreement, the lenders also have committed to provide up to an additional $150 million of revolving credit loans if certain conditions are satisfied, including, among other things, maintaining a leverage ratio at the time of any borrowing that does not exceed a specified ratio. The revolving credit facility expires in December 2020. Interest on amounts outstanding under the term loan and any revolving credit loans (collectively, loans) is based on the London InterBank Offered Rate plus a specified margin, with interest payable at the end of each interest period, which can range from one to six months, as selected by the borrower, or, if requested by the borrower and approved by the lenders, nine or twelve months. In connection with the conversion of the loan into a term loan, the borrower entered into interest rate swaps to hedge against interest rate movements with respect to substantially all interest payments on the term loan. Borrowings under the revolving credit facility can be used for general business purposes. The loans are secured by liens on certain of the borrower’s assets and certain of the borrower’s subsidiaries’ assets as well as the ownership interest in the borrower. The loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the loan agreement, including financial covenants relating to the maximum leverage ratio and a minimum interest coverage ratio, and certain bankruptcy-related events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 16, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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